Exhibit 10.18

LEASE

BETWEEN

GATEWAY TORREY HILLS LLC

AND

CONNECT BIOPHARM LLC

LEASE
(Short Form)

    THIS LEASE is made as of October 25, 2024, by and between GATEWAY TORREY HILLS LLC, a Delaware limited liability company, hereafter called “Landlord,” and CONNECT BIOPHARM LLC, a California limited liability company hereafter called “Tenant.”

ARTICLE 1. BASIC LEASE PROVISIONS

    Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.Tenant’s Trade Name: Connect Biopharma

2.Premises: Suite Nos. 200 and 280, collectively known as Suite 200 (the Premises are more particularly described in Section 2.1.)

Address of Building:	3580 Carmel Mountain Road, San Diego, CA 92130

Project: Gateway at Torrey Hills

3.Permitted Use: General office and for no other use.

4.Estimated Commencement Date: February 1, 2025

5.Lease Term: 36 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6.Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
1 to 12	$3.90	$27,073.80
13 to 24	$4.08	$28,323.36
25 to 36	$4.26	$29,572.92

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 2 full calendar months of Basic Rent in the amount of $54,147.60 (the “Abated Basic Rent”) for the 2nd and 3rd full calendar months of the Term (the “Abatement Period”). In the event Tenant Defaults at any time during the Term, all unamortized Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2025 (the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.Floor Area of Premises: approximately 6,942 rentable square feet (comprised of approximately 4,371 rentable square feet for Suite 200 and approximately 2,571 rentable square feet for Suite 280)

Floor Area of Building: approximately 98,954 rentable square feet

9.Security Deposit: $32,530.21

10.Broker(s): Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. (“Tenant’s Broker”) is the agent of Tenant exclusively.

11.Parking: 30 unreserved parking passes in accordance with the provisions set forth in Exhibit F to this Lease.

12.Address for Payments and Notices:

LANDLORD

Payment Registration Address:

Email tenantportal@irvinecompany.com to request an account for the Tenant Payment Portal.

Notice Address:

GATEWAY TORREY HILLS LLC
12275 El Camino Real, Suite 130
San Diego, CA  92130
 Attn:  Property Manager

with a copy of notices to:

IRVINE MANAGEMENT COMPANY
P.O. Box 6370
Newport Beach, CA 92658-6370
Attn:  Executive Vice President, Operations,
         Office Properties

TENANT

Notice Address Prior to the Commencement Date:

CONNECT BIOPHARM LLC
12265 El Camino Real, Suite 350
San Diego, CA 92130

Notice Address After the Commencement Date:

CONNECT BIOPHARM LLC
3580 Carmel Mountain Road, Suite 200
San Diego, CA 92130

At the address above with a copy to:

CONNECT BIOPHARM LLC
Attn: David Szekeres, President
Email: dszekeres@connectpharm.com

13.List of Lease Exhibits (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A    Description of Premises
Exhibit B    Operating Expenses
Exhibit C    Utilities and Services
Exhibit D    Tenant’s Insurance
Exhibit E    Rules and Regulations
Exhibit F    Parking
Exhibit G    Additional Provisions
Exhibit G-1    Existing Furniture
Exhibit X    Work Letter
Exhibit X-1     Plan

ARTICLE 2. PREMISES

2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”).  The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct.

2.2. ACCEPTANCE OF PREMISES. Subject to Sections 2.3 and 2.4 below, Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease.  The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects. Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent.

2.3. GOOD WORKING ORDER WARRANTY. Landlord warrants to Tenant that the fire sprinkler system, lighting, heating, ventilation and air conditioning systems, plumbing (if any) and electrical systems serving the Premises, including operational power to the workstations, shall be in good operating condition as of the day the Premises are delivered to Tenant.

2.4. LATENT DEFECTS. Landlord shall be responsible for latent defects in the Tenant Improvements of which Tenant notifies Landlord to the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the Tenant Improvements. Landlord, at its option, may pursue such claims directly or assign any such warranties to Tenant for enforcement.

ARTICLE 3. TERM

3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. The Term shall commence (“Commencement Date”) on the earlier of (a) the date the Premises are deemed “ready for occupancy” (as hereinafter defined) and possession thereof is delivered to Tenant, or (b) the date Tenant commences its regular business activities within the Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Commencement Memorandum”) the actual Commencement Date and the expiration date (“Expiration Date”) of this Lease; should either Landlord fail to prepare or Tenant fail to execute and return the Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then the Commencement and Expiration Dates as set forth in the Basic Lease Provisions shall be conclusive. The Premises shall be deemed “ready for occupancy” when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Lease but for minor fit and finish punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent until the Commencement Date occurs as provided in Section 3.1 above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section 3.1 above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Lease), then the Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the Premises to Tenant but for Tenant’s delay(s). Landlord shall use commercially reasonable efforts to provide at least twenty (20) days prior written notice of the date upon which, in Landlord’s judgment, the Premises shall be “ready for occupancy”.

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset (except as expressly provided in this Lease) Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any)

in Item 6 of the Basic Lease Provisions (the “Basic Rent”).  If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date.  The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice shall be required.  An installment in the amount of 1 full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with Tenant’s execution of this Lease.

4.2. OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any Rent due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

ARTICLE 5. USES

5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, and with all energy usage reporting requirements of Landlord. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

5.2. SIGNS. Landlord shall, at Landlord’s cost and expense, affix and maintain a sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory strip listing Tenant's name as set forth herein in the lobby directory of the Building. Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises.

5.3. HAZARDOUS MATERIALS. Tenant will not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation), including, but not limited to, per- and polyfluoroalkyl substances (PFAS), in the Premises or Project without the prior written consent of Landlord; provided that the foregoing will not be deemed to proscribe the use by Tenant of customary office supplies in normal quantities so long as such use comports with all applicable laws.

ARTICLE 6. LANDLORD SERVICES

6.1. UTILITIES AND SERVICES. Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease.  Landlord’s failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.8) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Electricity used by Tenant in the Premises shall be paid for by Tenant by separate charge billed by the applicable utility company and payable directly by Tenant. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive business days as a result of a service interruption that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive business day of the service interruption and ending on the day the service has been restored.

6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate all Common Areas within the Building and the Project. The term “Common Areas” shall mean all areas within the Building, Project and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space.

6.3. COMMON AREAS The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations set forth in Exhibit E. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1. TENANT’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Tenant at its sole expense shall make all repairs necessary to keep the interior, non-structural components of the Premises and all improvements and fixtures therein in good condition and repair.  Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, non-building standard electrical, non-building standard plumbing, fire extinguisher equipment and other equipment installed in the Premises, together with any supplemental HVAC equipment servicing only the Premises.  Should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable costs incurred (including the standard supervision fee) upon submission of an invoice.

7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above. Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Except as provided in Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction provided, however, that in making repairs, alterations or improvements, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3. ALTERATIONS. Except for cosmetic alteration projects that do not exceed $18,140.00 during each calendar year and that satisfy the criteria in the next following sentence (which work shall require notice to Landlord but not Landlord’s consent), Tenant shall make no alterations, additions, decorations or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord. Landlord may impose, as a condition to its consent, any reasonable requirements. Tenant shall use Landlord’s designated mechanical and electrical contractors, obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Except for cosmetic Alterations not requiring a permit, Landlord shall be entitled to a supervision fee in the amount of 5% of the cost of the Alterations. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord’s approval, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any Alterations (including without limitation any Tenant Improvements constructed pursuant to the Work Letter) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”). In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within 15 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord shall be reimbursed by Tenant promptly following Landlord’s demand. Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times and with at least 24 hours’ prior verbal notice, except in emergencies or to provide Building services, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Notwithstanding the foregoing, Tenant may, at its own expense, provide its own locks to an area within the Premises (“Secured Area”). Tenant need not furnish Landlord with a key but upon the Expiration Date, or earlier termination of the Lease, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord shall contact Tenant and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to do so. Landlord shall comply with all reasonable security measures pertaining to the Secured Area and Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter the Premises. If Landlord determines in its reasonable discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of such forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secured Area.

ARTICLE 8. SPACE PLANNING AND SUBSTITUTION

Landlord (i) will only exercise its rights under this Article 8 in connection with a lease or an amendment to lease pursuant to which the tenant under such lease would lease the entire floor of the Building on which at least 6,000 rentable square feet of the Premises is then occupied by Tenant and (ii) will not exercise its rights under this Article 8 during the initial 36-month Term of this Lease. Landlord shall have the right, upon providing not less than 90 days written notice, to move Tenant to other space of comparable size in the Building or in the Project. The new space shall be provided with improvements of comparable quality to those within the Premises and shall contain similar finishes as the Premises, approximately the same rentable square footage as the Premises and approximately the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. Landlord shall pay the reasonable out-of-pocket costs to relocate and reconnect Tenant’s personal property and equipment within the new space. Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation. The total monthly Basic Rent for the new space shall in no event exceed the total monthly Basic Rent for the Premises prior to the relocation and Tenant’s Share for the new space shall in no event exceed Tenant’s Share for the Premises prior to the relocation. Within 10 days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation. No rent shall be payable during the period in which Tenant is unable to operate as a result of the relocation and reconstruction as provided herein. Notwithstanding the foregoing, in the event the relocation space designated by Landlord is not acceptable to Tenant, then Tenant may, by written notice to Landlord within 5 business days following delivery of Landlord’s relocation notice, elect to terminate this Lease by written notice to Landlord (the “Termination Notice”); in such event, unless Landlord revokes in writing its relocation election within three business days thereafter (in which case the Termination Notice shall be null and void), this Lease shall terminate 60 days following delivery of the Termination Notice.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. RIGHTS OF PARTIES. Tenant shall not, directly or indirectly, assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not exercise its recapture rights. Notwithstanding the foregoing, a Transfer shall not include the infusion of additional equity capital in Tenant, or any affiliated entity including Tenant’s parent entity Connect Biopharma Holdings Limited (NASDAQ: CNTB). It is not unreasonable for Landlord to withhold consent to a Transfer: (i) if Tenant is in Default, (ii) to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project, (iii) to a proposed assignee or subtenant who intends to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease, or (iv) to a prospective tenant with whom Landlord or Landlord’s affiliate has been actively negotiating within the prior 6 months. Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request (which may include a completed Hazardous Material Survey Form accessible here: https://form.jotform.com/220737091256051), Landlord will either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, as same may be amended. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any requested Transfer. Tenant shall pay Landlord, as additional Rent, 50% of all rent and other consideration which Tenant actually receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer after deducting Tenant’s transfer costs. For purposes herein, such transfer costs shall include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including brokerage fees, legal fees, construction costs, and Landlord’s review fee. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

9.2. PERMITTED TRANSFER. Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of all or substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default hereunder; (b) the proposed assignee or subtenant does not intend to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease; (c) Tenant gives Landlord written notice at least 10 business days prior to such Permitted Transfer or as soon thereafter as required to comply with any confidentiality obligation or legal requirement; and (d) if Tenant ceases to exist as a going concern as a result of any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, the successor entity has a tangible net worth not less than the greater of the tangible net worth of Tenant (i) as of the date of this Lease, and (ii) immediately before the Permitted Transfer. “Affiliate” shall mean an entity that, at the applicable time, is controlled by, controlling or under common control with Tenant, including without limitation to any parent or subsidiary of Tenant, or a subsidiary of Tenant's parent. Tenant shall not be obligated to pay Landlord a review fee nor any “excess” or Additional Rent or other consideration which Tenant receives as a result of a Permitted Transfer.

ARTICLE 10. INSURANCE AND INDEMNITY

10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2. TENANT’S INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant will defend, indemnify and hold harmless Landlord and Landlord’s agents, employees, lenders, and affiliates, from and against any and all negligence, claims, liabilities, damages, costs or expenses including reasonable attorney’s fees and costs (collectively, “Costs”) arising either before or after the Commencement Date which arise from or related to or are caused by (i) Tenant’s use or occupancy of the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (ii) the conduct of Tenant’s business, or by any activity, work, or thing done, permitted or suffered by Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (iii) by any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or (iv) any act, omission or negligence on the part of Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.2 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant will not be obligated to indemnify Landlord against any Costs to the extent it is ultimately determined that the same was caused by the gross negligence or willful misconduct of Landlord, its agents, contractors or employees. Tenant will in all cases accept any tender of defense of any action or proceeding in which Landlord is named or made a party, within 14 days of the tender and will, notwithstanding any allegations of gross negligence or willful misconduct on the part of Landlord, defend Landlord as provided herein until a final determination of gross negligence or willful misconduct is made. Costs also include all of Landlord’s reasonable attorneys’ fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities incurred by Landlord or its counsel from the date Landlord first receives Notice that any claim or demand is to be made or may be made. Tenant will also tender the action or proceeding to its insurer, and request coverage for its indemnity obligations to Landlord. For purposes of this Section 10.2, “Landlord” includes Landlord and Landlord’s directors, officers, shareholders, members, agents and employees. Tenant’s obligations under this Section 10.2 survive the termination of this Lease.

10.3. WAIVER OF CLAIMS. Unless caused by the gross negligence or intentional misconduct of Landlord, its agents, employees or contractors but subject to Section 10.4 below, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building, regardless of the negligence of Landlord, its agents or any and all affiliates of Landlord in connection with the foregoing.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for Tenant’s loss or interruption of business or income (including without limitation, Tenant’s consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.4. WAIVER OF SUBROGATION. Landlord and Tenant waive all rights of recovery against the other on account of loss and damage to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligation to pay deductibles under any such policies and this Lease.

10.5. LANDLORD’S INSURANCE. Landlord will provide the following types of insurance, with or without deductible and in amounts and coverages as may be determined by Landlord in its discretion: property insurance, subject to standard exclusions (such as, but not limited to, earthquake and flood exclusions), covering the Building or Project. In addition, Landlord may, at its election, obtain insurance coverages for such other risks as Landlord or its Mortgagees may from time to time deem appropriate, including earthquake, terrorism and commercial general liability coverage. Landlord will not be required to carry insurance of any kind on any tenant improvements or Alterations in the Premises installed by Tenant or its contractors or otherwise removable by Tenant (collectively, “Tenant Installations”), or on any trade fixtures, furnishings, equipment, interior plate glass, signs or items of personal property in the Premises, and Landlord will not be obligated to repair or replace any of the foregoing items if damage occurs. All proceeds of insurance maintained by Landlord upon the Building and Project will be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1. RESTORATION.

        (a)    If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that:  (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

        (b)    As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease.  If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage.  If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice.

        (c)    In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Alterations. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations. However, notwithstanding the foregoing, if Tenant has maintained the insurance required to be maintained by Tenant pursuant to the terms of Exhibit D of this Lease throughout the Term, and if the proceeds from the insurance required to be maintained by Tenant with respect to the Tenant Installations have been paid to Landlord prior to Landlord commencing repair of the Tenant Installations, then Landlord agrees Tenant shall not be required to pay any deficiency between the estimated or actual Tenant Installation repair costs and the insurance proceeds received by Landlord from Tenant’s insurance until after substantial completion of the repairs to the Tenant Installations, and such sums shall be payable by Tenant within 15 days after demand of Landlord.

        (d)    From and after the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

        (e)    Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives.

11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building or Project. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. All compensation awarded for a Taking shall be the property of Landlord provided that Tenant may file a separate claim seeking redress from the Taking party, agency or entity so long as it does not diminish the award otherwise receivable by Landlord. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1. SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefitting Tenant. Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any Mortgage. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

13.2. ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14. DEFAULTS AND REMEDIES

14.1. TENANT’S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

(a)    The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 3 business days after written notice from Landlord to Tenant.  The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums, including but not limited to parking charges, required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

(b)    Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant; provided, however, that if the nature of Tenant’s obligation is such that more than 30 days are required for its performance, then Tenant shall have up to an additional thirty (30) days to satisfy Tenant’s obligation.

(c)    Any guarantor of this Lease (“Guarantor”) fails to pay its debts as they become due, admits in writing its inability pay its debts, makes a general assignment for the benefit of creditors, Guarantor’s financial statements are intentionally false, or Guarantor declares bankruptcy or is otherwise declared to be insolvent and Tenant fails to provide Landlord with a guaranty from a substitute guarantor that is acceptable to Landlord in Landlord’s sole business judgment, taking into account Tenant’s financial obligations under this Lease.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2. LANDLORD’S REMEDIES. In addition to all other rights or remedies of Landlord set forth in this Lease, if a Default occurs, Landlord shall have all rights available to Landlord under California law, without further notice or demand to Tenant, including, without limitation, the right to terminate this Lease. In addition, Landlord has the remedy described in California Civil

Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In any case in which Landlord re-enters and occupies the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises as Landlord deems best, relet all or any part of the Premises and receive the rents therefor, and none of these actions shall constitute a termination of this Lease, a release of Tenant from any liability, or result in the release of any Guarantor. Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent or other charges later becoming due by any re-entry of the Premises pursuant to this Section 14.2, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord has first given Tenant notice that it is terminating this Lease. Any notice given by Landlord pursuant to Section 14.1 shall be in lieu of, and not in addition to, any notice required by Section 1161 of the California Code of Civil Procedure or superseding statute. Any payment of Rent following Landlord’s delivery of notice to Tenant pursuant to Section 14.1 shall not constitute acceptance of Rent. If Landlord elects to terminate this Lease pursuant to the provisions of this Section 14.2, damages shall include, without limitation, the remedy and measure of damages specified pursuant to California Civil Code Section 1951.2, which shall include the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of Rent loss Tenant proves could have been reasonably avoided. Notwithstanding anything to the contrary contained in this Lease, if Tenant is in Default, Landlord may, at Landlord’s sole option, take any action to attempt to cure such Default, and in such event, if Landlord performs work in lieu of or on behalf of Tenant or pays any charges on behalf of Tenant, then in addition to the costs incurred by Landlord to perform such work or to pay such charges, Tenant will pay to Landlord a fee equal to 15% of the amount incurred by Landlord as reimbursement of Landlord’s estimated costs of Landlord’s actions.

14.3. LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 business days of the date when due shall bear interest at the maximum rate permitted by law from the date due until fully paid and if any Rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 business days after the date due, then Tenant shall pay to Landlord, in addition to the interest, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment or (ii) $100.00. Notwithstanding the foregoing, Tenant shall not be obligated to pay such late charge for the first delinquency in a calendar year.

14.4. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

14.5. EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs.  The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.6. JUDICIAL REFERENCE/WAIVER OF JURY TRIAL. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 14.6 shall apply to an unlawful detainer action. Any fee to initiate the judicial reference proceedings shall be paid by the party initiating such procedure; provided however, that the costs and fees, including any initiation fee, of such proceeding shall ultimately be borne in accordance with Section 14.5 above. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT PERMITTED BY LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

14.7. SATISFACTION OF JUDGMENT. The obligations of Landlord and Tenant do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or Tenant or their constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy shall constitute a tenancy at sufferance only and possession shall be subject to all of the terms of this Lease, except that the monthly rental shall be 200% of the total monthly rental for the month immediately preceding the date of termination, except that during the first 60 days of such holdover, the monthly rental shall be 150% of Rent for the month immediately preceding the date of termination. After the initial 60 days of such holdover, the monthly rental shall be increased to 200% of the total monthly Rent for the month immediately preceding the date of termination. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises and that Landlord will be unable to deliver possession or perform improvements due to Tenant’s holdover, and if Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, then Tenant shall be liable for all damages that Landlord suffers from the holdover. Tenant shall also indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease. If Tenant shall fail to comply with the provisions of this Section 15.2 and remove any personal property within 10 days following the expiration or earlier termination of this Lease, such personal property shall be conclusively deemed to have been abandoned, then Landlord may effect the removal and/or make any repairs, without notice and without incurring any liability to Tenant, and the cost to Landlord shall be additional rent payable by Tenant upon demand. Tenant hereby waives all rights under and benefits of Section 1993.03 of the California Civil Code, or any similar or successor laws now or hereafter in effect and authorizes Landlord to dispose of any personal property remaining at the Premises following the expiration or earlier termination of this Lease without further notice to Tenant.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, all payments shall be due and payable within 30 days after written demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent or approval to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or “overnight” express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted by Landlord from time to time. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

ARTICLE 18. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease. Landlord agrees to indemnify and hold Tenant harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Landlord in connection with the negotiation of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD’S INTEREST

Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

ARTICLE 20. INTERPRETATION

20.1. NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular.

20.2. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.3. SUCCESSORS. Subject to Sections 13.1 and 22.1 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant will extend to and bind their respective heirs, executors, administrators, successors and assigns.  Nothing contained in this Section 20.3 is intended, or will be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.4. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.5. CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

20.6. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.7. WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.8. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 20.8 shall not operate to excuse Tenant from the prompt payment of Rent or Landlord from any claim arising out of a financial inability to perform.

20.9. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

20.10. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.11. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns. The expiration of the Term, whether by lapse of time, termination or otherwise, will not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

20.12. USE OF “SHALL”. The parties agree that the use of the word “shall” in this Lease, or in any amendments or other documents related to this Lease, will be interpreted by the parties as imperative and not permissive.

ARTICLE 21. EXECUTION

21.1. COUNTERPARTS; DIGITAL SIGNATURES.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises unless and until Landlord has executed and delivered this Lease to Tenant.

21.4. BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified in Item 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker identified in Item 10 of the Basic Lease Provisions. If there is no Tenant’s Broker so identified in Item 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Item 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

22.1. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord. Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

22.2. SDN LIST. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

22.3 APPROVALS GENERALLY. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 14 (Defaults and Remedies) of this Lease (the

“Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld, conditioned or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

22.4. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Except to the extent disclosure is required by law, rule, or regulation as reasonably determined by counsel for Tenant (including, without limitation, federal securities laws and the regulations of any stock exchange on which Tenant’s securities are listed, and further including any voluntary filings Tenant determines in its sole discretion to make with the U.S. Securities and Exchange Commission notwithstanding its status as a “foreign private issuer” under applicable securities regulations), Tenant will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or pursuant to legal requirement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

GATEWAY TORREY HILLS LLC,
a Delaware limited liability company

By: /s/ Steven M. Case
Steven M. Case
Executive Vice President, Leasing & Marketing
Office Properties

By: /s/ Christopher Gash \si5\
Christopher Gash
Vice President, Operations
Office Properties

     \in9\
TENANT: CONNECT BIOPHARM LLC a California limited liability company By: /s/ David Szekeres \ David Szekeres President \ti2\

EXHIBIT A

3580 Carmel Mountain Road, Suites 200 & 280

EXHIBIT B

OPERATING EXPENSES AND TAXES
(Base Year)

(a)    Commencing 12 months following the Commencement Date, Tenant shall pay Landlord, as additional rent, for Tenant’s Share of the amount, if any, by which “Project Costs” (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which “Property Taxes” (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base. Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord. “Tenant’s Share” shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of Premises and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time, in which event the total rentable square footage within the Building and/or Project may be adjusted. For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as “Operating Expenses.”

(b)    Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof. Commencing 12 months following the Commencement Date, Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s Share of Operating Expenses shall be equitably prorated for any partial year. From time to time during an Expense Recovery Period, Landlord may revise the estimate based on increases in any of the Operating Expenses.

(c)    Within 180 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs attributable to that period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual Tenant’s Share as shown by the annual statement. If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund any applicable estimated payments collected from Tenant. Should Tenant fail to object in writing to Landlord’s determination of actual Operating Expenses within 90 days following delivery of Landlord’s expense statement, Landlord’s determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant.

(d)    Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be rebated by Landlord to Tenant.

(e)    The term “Project Costs” shall include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums and deductibles and/or reasonable premium equivalents and deductible equivalents should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder to the extent attributable to an expense which is included in Project Costs hereunder [such that any deductible which funds a cost item shall be amortized if amortization would be required by the terms of this Lease, and shall be excluded from costs passed through to Tenant if the exclusions set forth below in this Exhibit B would operate to exclude such costs]; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord's personnel and outside personnel; a commercially reasonable Landlord overhead/management fee;

reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, and 10.2 and Exhibits C and F below; costs incurred (capital or otherwise) on a regular recurring basis every 3 or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes first imposed after the Commencement Date. Landlord shall amortize the cost of such permitted capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Any amortized Project Costs item may include, at Landlord's option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance. “Payback Period” shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement. It is understood that Project Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord. If any Project Costs are applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties. The term “Property Taxes” shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be increased from time to time due to a reassessment or otherwise; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request. The Project Costs that vary based upon occupancy, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least 95% occupancy of the rentable area of the Building. If other than as a result of any legal or governmental requirements or other occurrence(s) beyond the reasonable control of Landlord (the parties agreeing that requirements of Landlord's lenders or investors shall not be deemed to be beyond the reasonable control of Landlord for purposes of this sentence), following the Base Year any new category of operating expense is added to Operating Expenses, then during such time as the costs relating to such new category are included in the Building's expenses, the calculation of the Base Year Operating Expenses shall be increased to reflect such Operating Expenses as would have been incurred had such new category item been included in the Base Year, giving due consideration to what the costs for such new category would have been in the Base Year.

(f)    Notwithstanding the foregoing, Operating Expenses shall exclude the following:

(1)    Any ground lease rental;

(2)    Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is reimbursed for such costs other than through the Operating Expense pass-through provisions of such tenants' lease;

(3)    Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

(4)    Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(5)    Costs arising from Landlord's charitable or political contributions;

(6)    Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of

Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

(7)    Capital expenditures as determined in accordance with accounting principles, consistently applied and as generally practiced in the real estate industry, except as otherwise provided above;

(8)    Brokers commissions, finders' fees, attorneys' fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(9)    Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(10)    Costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance;

(11)    Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

(12)    Interest or other charges on debt or amortization on any mortgage or mortgages encumbering the Building;

(13)    Landlord's general corporate overhead, except as it relates to the specific management, operation, repair, replacement and maintenance of the Building or Project;

(14)    Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project;

(15)    Advertising expenditures;

(16)    Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(17)    Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(18)    The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Project Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;

(19)    Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements in accordance with accounting principles, consistently applied and as generally practiced in the real estate industry, except to the extent included in Project Costs pursuant to the definition above or by other express terms of this Lease; and

(20)    Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project.

EXHIBIT C

UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building. Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards. In the case of any conflict between these standards and the Lease, the Lease shall be controlling. Subject to all of the provisions of the Lease, the following shall apply:

1.    Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (“Building Hours”), generally recognized national holidays excepted, reasonable HVAC services. Subject to the provisions set forth below, Landlord shall also furnish the Building with elevator service (if applicable), reasonable amounts of electric current for normal lighting by Landlord’s standard overhead fluorescent and incandescent fixtures and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes. Tenant will not, without the prior written consent of Landlord, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.

2.    Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available. Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time, which, as of the date of this Lease, is $9.82 per hour for after-hours HVAC. If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit C, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed. The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter.

3.    Landlord shall furnish water for drinking, personal hygiene and lavatory purposes only.

4.    In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5.    Landlord shall provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services.

6.    Subject to temporary closures, Tenant shall have access to the Building, Common Area, Premises and Parking Area 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant.

7.    The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant. Such installation shall be subject to Landlord’s prior written approval, at Tenant's sole expense and shall include installation of a separate meter for the operation of the unit. Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance must be in effect during the Term, and Tenant must also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1. Tenant must maintain, at its sole cost and expense, during the entire Term:  (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability must be explicitly covered), which policy(ies) must be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, personal injury, death, and property damage liability; such policy must include, but not be limited to bodily injury, personal injury, blanket contractual liability, products/completed operations, broad form property damage liability and independent contractor’s liability coverage; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each employee, each accident and each disease; (iii) with respect to Alterations constructed by Tenant under the Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy must also include business interruption coverage in an amount sufficient to cover 1 year of loss.  In no event will the limits of any policy be considered as limiting the liability of Tenant under the Lease.

2. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D must be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report.  The deductible, self-insured retention or other retained limit under any policy carried by Tenant must not exceed $100,000 unless approved in writing by Landlord, and Tenant will be responsible for payment of such deductible, self-insured retention or retained limit with waiver of subrogation in favor of Landlord. Landlord may, without any obligation to do so, advance or pay any deductible, self-insured retention or retained limit due on any claim that may involve it or its officers, directors or employees.  Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy.  A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, must be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises.  Proper evidence of the renewal of any insurance coverage must also be delivered to Landlord not less than 30 days prior to the expiration of the coverage.  If a loss covered by any policy under which Landlord is an additional insured, Landlord will be entitled to review a copy of such policy.

3. Tenant’s commercial general liability insurance must contain a provision that the policy(ies) will be primary to and noncontributory with any insurance or self-insurance carried by Landlord, together with a provision including Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors and assigns as additional insureds. It must not include any exclusions or limitations applicable to the Additional Insureds that are not applicable to Tenant nor an insured vs. insured exclusion.

4. Tenant’s policies described in Subsections 1 (i), (ii), (iii) and (iv) above must each contain a waiver by the insurer of any right to subrogation against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors and assigns.  Tenant also waives its right of recovery for any deductible, self-insured retention or retained limit under same policies enumerated above.

5. All of Tenant’s policies must contain a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord 30 days’ prior written notice. Tenant must also name Landlord as an additional insured on any excess or umbrella liability insurance policy(ies) carried by Tenant.

6. VENDORS AND CONTRACTORS INSURANCE. If Tenant hires any vendor or contractor to complete work on the Premises; Tenant must cause such vendor or contractor to comply with the following insurance requirements:

A. Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,

B. Worker's compensation coverage as required by applicable law, including employer's liability coverage with a limit of not less than $1,000,000 each employee, each accident and each disease.

C. Vendor or Contractor and its insurer(s) providing the insurance coverages described in this Section 6 Parts A, and B above, must waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D. The commercial general liability insurance policy required in Section 6 Part A, must name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage.  Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.

 NOTICE TO TENANT:  IN ACCORDANCE WITH THE TERMS OF THE LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations will be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease will be controlling.

1.    The sidewalks, halls, passages, elevators, stairways, and other common areas will not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. If Tenant has access to any balcony or patio area, Tenant will not place any furniture or other personal property in such area without the prior written approval of Landlord.

2.    Neither Tenant nor any employee or contractor of Tenant will go upon the roof of the Building without the prior written consent of Landlord.

3.    Tenant will, at its expense, be required to utilize the third-party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.    No antenna or satellite dish will be installed by Tenant without the prior written agreement of Landlord.

5.    The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building will not be covered or obstructed. If Landlord, by a notice in writing to Tenant, objects to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen must be immediately discontinued and removed by Tenant. Interior of the Premises visible from the exterior must be maintained in a visually professional manner and consistent with a first-class office building. Tenant will not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of the Premises including, but not limited to, boxes, and electrical and data cords. No awnings will be permitted on any part of the Premises.

6.    The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, will require the prior written approval of Landlord. The moving of large or heavy objects will occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description will be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.    Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event will plastic tubing be used for that purpose.

8.    Tenant will not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent will not be unreasonably withheld. Upon the termination of its tenancy, Tenant will deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which have been furnished to Tenant or which Tenant has had made.

9.    Tenant will not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.    Tenant will not use space heaters within the Premises.

11.    Tenant will not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which will in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12.    Tenant will not use or keep any foul or noxious gas or substance in the Premises.

13.    Tenant will not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.    Tenant will not permit any pets or animals in or about the Building. Bona fide service dogs (collectively, “Service Dogs”) are permitted in the Premises and Common Areas so long as such Service Dogs (a) remain under the direct control of the individual the Service Dog serves at all times, (b) remain on a leash while in the Common Areas (and such leash is no longer than 6’) unless the Service Dog is under voice control of its owner in which case no leash is required, (c) only utilizes designated pet relief areas for animal waste, and (d) does not disturb or threaten others.

15.    Neither Tenant nor its employees, agents, contractors, invitees or licensees will bring any firearm, whether loaded or unloaded, into the Project at any time.

16.    Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited except that smoking tobacco may be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17.    Tenant will not install an aquarium of any size in the Premises unless otherwise approved by Landlord.

18.    Tenant will not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord will have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant will not use any picture of the Building in its advertising, stationery or in any other manner.

19.    Upon request by Landlord, Tenant will supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis if circumstances warrant.

20.    Landlord may from time-to-time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

21.    Fitness Center Rules. Tenant will cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a)Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

(b)Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord has the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

(c)All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d)Individual membership and guest keycards to the Fitness Center will not be shared and will only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

(e)All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard will not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f)Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities will result in termination of Tenant’s Fitness Center privileges.

EXHIBIT F

PARKING

The following parking regulations shall be in effect at the Building In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.    Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building. Landlord shall have the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its opinion are desirable. Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2.    Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors. In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in this Lease to Tenant. Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers. Parking access devices, if applicable, shall not be transferable. Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen. Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease.

3.    Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4.    The employees of Tenant and the other tenants of Landlord within the Building and Project will not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project. During the initial 36-month Term, Landlord shall provide Tenant with the total number of parking passes set forth in Item 11 of the Basic Lease Provisions (the “Parking Passes”) for unreserved parking, free of charge. After the initial 36-month Term, if Tenant remains in possession, Landlord, subject to availability, shall provide Tenant with the Parking Passes in reasonable monthly amounts as Landlord may from time-to-time determine. If any monthly parking charge is not paid within 5 days following the date due, then a late charge will be payable by Tenant equal to the greater of (i) 5% of the delinquent installment or (ii) $100.00, which late charge will be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges..

5.    Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency and Tenant shall cooperate in any voluntary or mandated transportation management programs.

6.    Tenant shall not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

EXHIBIT G

ADDITIONAL PROVISIONS

1.    FITNESS CENTER. Subject to the provisions of this Section, so long as Tenant is not in Default under the Lease, and provided Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee, if any, then Tenant’s employees (the “Fitness Center Users”) will be entitled to use the fitness center and the shower facility(ies) located at the Project (collectively, the “Fitness Center”). No separate charges will be assessed to Fitness Center Users for the use of the Fitness Center (with the exception of towel/laundry fees, if any) during the initial Term, provided, however, that the costs of operating, maintaining and repairing the Fitness Center will be included as part of Operating Expenses. The use of the Fitness Center will be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users will be at their own risk and that the terms and provisions of Section 10.2 (Tenant’s Indemnity) of the Lease will apply to Tenant and the Fitness Center User’s use of the Fitness Center. Tenant acknowledges that the provisions of this Section will not be deemed to be a representation by Landlord that Landlord will continuously maintain the Fitness Center (or any other fitness facility) throughout the Term, and Landlord has the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center will entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under the Lease. Landlord reserves the right to reasonably limit, restrain, or condition the use of the Fitness Center by tenants of the Building (including Tenant’s Fitness Center Users) if Landlord reasonably determines that their use of the Fitness Center has a disproportionate and/or inequitable impact on the ability of other tenants to use the Fitness Center. Tenant voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant with respect to the Fitness Center to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. Tenant’s right to use the Fitness Center belongs solely to Tenant and may not be transferred or assigned without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion.

    2.    CONFERENCE CENTER. Landlord currently provides conference centers (the “Conference Center”) in the Project capable of accommodating groups of people for use by Project tenants (including Tenant) on a reserved basis. Subject to availability, Tenant has the use of the Conference Center subject to Landlord’s procedures and charges, if any. The use of the Conference Center is subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for the tenants of the particular building in which a Conference Center is located, set up and clean up charges, etc.) established from time to time by Landlord for the Conference Center. Landlord and Tenant acknowledge that the terms and provisions of Section 10.2 (Tenant’s Indemnity) of the Lease will apply to Tenant’s use of the Conference Center. Further, Landlord will have no liability whatsoever with respect to the existence, condition or availability of any Conference Center nor will Landlord have any obligation whatsoever to enforce or make reservations thereof, and Tenant expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Conference Center, and no termination of or interference with Tenant’s rights to the Conference Center, will entitle Tenant to an abatement or reduction in Rent or constitute a constructive eviction or an event of default by Landlord under the Lease.

    3.    EXISTING FURNITURE. It is understood that certain items of furniture described on the attached Exhibit G-1 are currently located in the Premises (the “Existing Furniture”). Provided Tenant is not in Default under the terms of the Lease, Tenant shall be permitted to utilize the Existing Furniture without charge during the Lease Term. Landlord hereby makes no representations regarding the condition of the Existing Furniture, and Tenant acknowledges that it has inspected the Existing Furniture and all items are in good condition. Tenant shall maintain the Existing Furniture during its occupancy of the Premises in the same condition as when received, reasonable wear and tear excepted, and the Existing Furniture shall remain in the Premises upon the expiration or earlier termination of the Lease.

EXHIBIT G-1

EXISTING FURNITURE

EXHIBIT X

WORK LETTER
BUILD TO SUIT

Landlord shall cause its contractor to construct the tenant improvements (the “Tenant Improvements”) for the Premises as shown in the space plan (the “Plan”) prepared by EJS and dated September 25, 2024 (attached hereto as Exhibit X-1) and a cost estimate (the “Cost Estimate”) prepared by Bycor dated September 12, 2024. The Tenant Improvements will include (i) construction of one additional window line office with finishes matching the existing offices and (ii) division of the conference room into an additional office and huddle room. Tenant acknowledges that Landlord has delivered an estimated schedule for construction of the Tenant Improvements. Tenant acknowledges that Landlord has delivered an estimated schedule for construction of the Tenant Improvements. Landlord shall use commercially reasonable efforts to achieve substantial completion of the Tenant Improvements in accordance with such schedule, but makes no representations or warranties with respect thereto and shall not be liable to Tenant for any damages if the Tenant Improvements are not complete by the time periods set forth in such schedule. Tenant shall be invited to weekly construction meetings and will be notified of any potential delays. Any additional cost resulting from changes requested by Tenant shall be borne solely by Tenant and paid to Landlord prior to the commencement of construction. Unless otherwise specified in the Plan or hereafter agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within 5 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be limited to items not previously approved by Tenant in the Plan or otherwise. Landlord will be entitled to a construction management fee equal to 3% of hard and soft costs, which Landlord is responsible for with respect to the Tenant Improvements shown on the Plan but Tenant will be responsible for paying to Landlord in connection with changes requested by Tenant or additional charges resulting from a Tenant Delay (as defined below).

In the event that Tenant requests in writing a revision in the Plan or in any other plans hereafter approved by Tenant, then provided such change request is reasonably acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost and/or prospective Tenant Delay (as defined below) such change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the tenant improvement work resulting from the change order. It is understood that Landlord shall have no obligation to interrupt or modify the tenant improvement work pending Tenant's approval of a change order to the extent such change order impacts a critical path item or would delay Landlord’s timely completion of the Tenant Improvements.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting increase in the construction cost or other expenses and the Commencement Date shall be deemed to have occurred for all purposes, including Tenant's obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Notwithstanding the foregoing, Landlord shall deliver written notice of the Tenant Delay within three (3) business days after becoming aware of the act or omission which will or may form the basis of a claim for Tenant Delay (the “Tenant Delay Notice”); provided, however, if Landlord does not deliver the Tenant Delay Notice within such three (3) Business Day period, such act or omission shall not constitute a Tenant Delay until the date that is three (3) Business Days following Tenant’s receipt of the Tenant Delay Notice.

Landlord shall permit Tenant and its agents to enter the Premises for up to 30 days prior to the Commencement Date of the Lease in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities within the Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Premises extend the Commencement Date. Tenant will not conduct business in the Premises prior to the Commencement Date.

Tenant hereby designates its President, David Szekeres, Email: dszekeres@connectpharm.com, and its CEO, Barry Quart, Email: bquart@connectpharm.com, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

EXHIBIT X-1

PLAN

DEMOLITION PLAN
SCALE: 1/8" = 1'-0"

PARTITION / POWER PLAN
SCALE: 1/8" = 1'-0"

REFLECTED CEILING PLAN
SCALE: 1/8" = 1'-0"

ROOM SCHEDULE

ROOM NO.	ROOM USE
200	RECEPTION
201	BREAK
202	OPEN OFFICE
203	IDF / STORAGE
204	OPEN OFFICE
205	IDF
206	OFFICE
207	OFFICE
208	OFFICE
209	CONFERENCE
210	OFFICE
211	OFFICE
212	OFFICE
213	OFFICE
214	OFFICE
215	OFFICE
216	OFFICE
217	CONFERENCE

DEMOLITION PLAN LEGEND

- EXISTING PARTITION TO REMAIN
- EXISTING MILLWORK TO REMAIN
- EXISTING DOOR TO REMAIN
- EXISTING GLAZING TO REMAIN
- EXISTING GLAZING TO BE DEMOLISHED
- EXISTING 2'X4' BUILDING STANDARD LED LIGHT TO BE REMOVED AND SAVED FOR REUSE
- AREA NOT INCLUDED IN SCOPE

DEMOLITION KEYNOTES

(01) PROTECT ALL EXISTING FINISHES.

PARTITION / POWER PLAN LEGEND

- EXISTING PARTITION TO REMAIN
- EXISTING MILLWORK TO REMAIN
- EXISTING DOOR TO REMAIN
- EXISTING GLAZING TO REMAIN
- NEW BUILDING STANDARD INSULATED INTERIOR PARTITION BUILT TO UNDERSIDE OF CEILING GRID
- NEW 3'-0"W X 8'-10"H BUILDING STANDARD STILE AND RAIL DOOR / FRAME ASSEMBLY WITH PASSAGE LEVER HARDWARE AND INTEGRAL SIDELIGHT
- NEW ½" THICK CLEAR TEMPERED GLAZING SET IN FRAME INTEGRAL WITH DOOR FRAME
- NEW BUILDING STANDARD DUPLEX RECEPTACLE
- NEW BUILDING STANDARD DATA/COMMUNICATIONS OUTLET. PROVIDE RING AND PULL STRING ONLY. U.O.N.
- EXISTING ELECTRICAL, DATA, J-BOXES, AND SWITCHES ARE NOTED IN GRAYSCALE.

PARTITION KEYNOTES

(01) PATCH AND REPAIR ALL WALLS AFFECTED BY NEW CONSTRUCTION.

(02) PAINT AND ADD NEW BASE AT BOTH SIDES OF NEW WALLS. PAINT TO BE SHERWIN WILLIAMS "PURE WHITE" SW 7005 IN A FLAT FINISH AND BASE TO BE ARMSTRONG 2 ½" H RUBBER BASE IN THE COLOR MILK 23.

(03) PATCH CARPET AS NEEDED WHERE DEMOLITION / NEW DOOR OCCURS. MANF: BENTLEY PATTERN: MULTIPLAY COLOR: AVATAR 401379

REFLECTED CEILING PLAN LEGEND

- EXISTING 2'X2' BUILDING STANDARD SUSPENDED CEILING GRID AND TILE ASSEMBLY AT 9'-0" AFF TO REMAIN
- EXISTING 2'X4' BUILDING STANDARD LED LIGHT TO REMAIN
- EXISTING 2'X2' BUILDING STANDARD LED LIGHT TO REMAIN
- EXISTING HVAC SUPPLY TO REMAIN
- EXISTING HVAC RETURN TO REMAIN
- EXISTING EXIT SIGN TO REMAIN
- EXISTING 2'X4' BUILDING STANDARD LED LIGHT TO BE REMOVED AND SAVED FOR REUSE
- RELOCATED 2'X4' BUILDING STANDARD LED LIGHT
- NEW LIGHT SWITCH LOCATION

REFLECTED CEILING KEYNOTES

(01) PATCH AND REPAIR CEILING WHERE AFFECTED BY NEW CONSTRUCTION.

(02) PROVIDE NEW HVAC RETURN AT OFFICE 216.

(03) INSTALL NEW LIGHT SWITCHES AT OFFICES 210 AND 206. CONNECT TO EXISTING / RELOCATED FIXTURES AS NOTED ON PLAN.

(04) MODIFY MECHANICAL AND FIRE/LIFE/SAFETY SYSTEMS AS NEEDED TO ACCOMMODATE NEW SPACE PLAN.

EJS DESIGN
ENGMAN JUSTIN SCOTT
PO BOX 601738 SAN DIEGO, CA 92160
WWW.EJS-DESIGN.COM (619) 855-7293

CALIFORNIA COUNCIL FOR INTERIOR DESIGN CERTIFICATION
CCIDC
ERIN JUSTIN-SCOTT
CERTIFIED INTERIOR DESIGNER
EXPIRES 11/14/25 CID# 7441

BIO PHARM

5,989 USF/6,942 RSF

DELTA	DATE	REMARKS
	[illegible]	PRELIMINARY PRICING

DRAWN BY: E. JUSTIN-SCOTT

SHEET

PRICING PLAN

PR1